Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Steve Rolfs
(414) 347-3706

Sensient Technologies Corporation
Announces Board of Director Appointments

MILWAUKEE—August 21, 2014— Sensient Technologies today announced the appointment of Deborah McKeithan-Gebhardt and Joseph Carleone to its Board of Directors.

“We are very pleased to welcome Deborah and Joe to the Board,” said Sensient President and Chief Executive Officer Paul Manning.  “These individuals bring valuable leadership experience to Sensient.  I look forward to having the benefit of their skills and insights as we work to deliver value for our shareholders.”

Ms. McKeithan-Gebhardt is President and Chief Operating Officer of Tamarack Petroleum Company and also serves as Chief Executive Officer of Tamarack River Resources.  Tamarack Petroleum is a private company engaged in oil and gas exploration.  Ms. McKeithan-Gebhardt has been with Tamarack, where she previously served as General Counsel, since 1991.  Prior to joining Tamarack, she was an attorney in private practice.  Ms. McKeithan-Gebhardt holds a bachelor’s degree in Business Administration from Cardinal Stritch University and a law degree from Marquette University Law School.

Dr. Carleone is President and Chief Executive Officer of American Pacific Corporation.  American Pacific is a manufacturer of active pharmaceutical ingredients, fine and specialty chemicals for the aerospace and fire-protection industries and electro-chemical equipment for the water treatment industry.  Prior to its merger with H.I.G. Capital in February 2014, American Pacific was publicly traded on the NASDAQ and Dr. Carleone served as its Chairman and Chief Executive Officer.  He holds a bachelor’s degree in Mechanical Engineering and a doctorate and master’s degree in Applied Mechanics from Drexel University.

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ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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